Registration No. 333-191544
Registration No. 333-191872

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1 REGISTRATION STATEMENT NO. 333-191544
FORM S-1 REGISTRATION STATEMENT NO. 333-191872
UNDER
THE SECURITIES ACT OF 1933

MIRATI THERAPEUTICS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	46-2693615
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3545 Cray Court,
San Diego, California 92121
(858) 332-3410
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Kimberly M. Jablonski
Vice President and Secretary
Route 206 & Province Line Road, Princeton, New Jersey 08543
(609) 252-4621
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copy to:
Sophia Hudson, P.C.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Tel: (212) 446-4750

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to (i) the Registration Statement on Form S-1 (Registration Statement No. 333-191544) filed by Mirati Therapeutics, Inc. (“Mirati” or the “Company”) with the Securities and Exchange Commission (the “SEC”) on October 3, 2013, as amended by Amendment No. 1 filed on October 16, 2013, and (ii) the Registration Statement on Form S-1 (Registration Statement No. 333-191872) filed by the Company with the SEC on October 23, 2013 ((i) and (ii) together, collectively the “Registration Statements”). The Registration Statements registered the sale of the Company's common stock, par value $0.001 per share, for an aggregate offering price of $65,406,250.

On January 23, 2024, Vineyard Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Bristol-Myers Squibb Company, a Delaware corporation (“BMS”), completed its merger (the “Merger”) with and into Mirati pursuant to the terms of the Agreement and Plan of Merger, dated October 8, 2023 (the “Merger Agreement”), by and among BMS, Merger Sub, and Mirati. Mirati was the surviving corporation in the Merger and, as a result, is now a wholly owned subsidiary of BMS.

As a result of the Merger, Mirati has terminated all offerings and sales of securities pursuant to the Registration Statements. In accordance with an undertaking made by Mirati in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of such offering, Mirati hereby removes from registration all of such securities registered but remaining unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to the Post-Effective Amendments, there will be no remaining securities registered by Mirati pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lawrenceville, New Jersey, on January 23, 2024.

MIRATI THERAPEUTICS, INC.

By:	/s/ Kimberly Jablonski
Name:	Kimberly Jablonski
Title:	Vice President and Secretary

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933.